Exhibit 10.6

CHAPARRAL ENERGY, INC.
NON-OFFICER RESTRICTED STOCK UNIT PLAN
ARTICLE I
PURPOSE
SECTION 1.1    Purpose. This Non-Officer Restricted Stock Unit Plan (the “Plan”) is established by Chaparral Energy, Inc., a Delaware corporation (the “Company”) to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan provides for the grant of Restricted Stock Units to Eligible Employees, subject to the conditions set forth in the Plan.
SECTION 1.2    Establishment. The Plan is effective as of March 1, 2012 (the “Effective Date”) and for a period of ten years thereafter. The Plan shall continue in effect after such ten-year period until all matters relating to the payment of Awards and administration of the Plan have been settled.
SECTION 1.3    Maximum Awards. Restricted Stock Units may be awarded at the discretion of the Committee up to an aggregate maximum value of all outstanding Restricted Stock Units of two percent (2%) of the Company Fair Market Value (as defined in Section 2.14). Restricted Stock Units may not be awarded any time the aggregate maximum valuation percentage has been reached or exceeded.
ARTICLE II
DEFINITIONS
SECTION 2.1    “Affiliated Entity” means any corporation, partnership or limited liability company or other form of legal entity in which a majority of the ownership interest in any such entity is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.
SECTION 2.2    “Award” means any Restricted Stock Unit granted under the Plan to an Eligible Employee by the Committee.
SECTION 2.3    “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

SECTION 2.4    “Board” means the Board of Directors of the Company.
SECTION 2.5    “Cause” means (A) Participant’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Participant; (B) the commission by Participant of a material act of fraud upon the Company or any Affiliated Entity; (C) the material misappropriation of funds or property of the Company or any Affiliated Entity by Participant; (D) the knowing engagement by Participant, without the written approval of the Board in any material activity which directly competes with the business of the Company or any Affiliated Entity, or which the Board determines in good faith would directly result in a material injury to the business or reputation of the Company or any Affiliated Entity; or (E) the willful, material and repeated nonperformance of Participant’s duties to the Company or any Affiliated Entity (other than by reason of Participant’s illness or incapacity).
SECTION 2.6    “Change of Control Event” means:
(i)    The consummation of any transaction or series of related transactions involving the sale of the Company’s outstanding securities (but excluding a public offering of the Company’s capital stock) for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an Affiliate thereof and which result in this Company’s shareholders (or their Affiliates) immediately prior to such transaction not holding at least a majority of the voting power of the surviving or continuing entity following such transaction; or
(ii)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.”
SECTION 2.7    “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
SECTION 2.8    “Committee” means the Company’s Executive Committee.
SECTION 2.9    “Common Stock” means the Class A common stock, par value $.01 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article V.

SECTION 2.10    “Company Fair Market Value” means the equivalent of the Company’s calculated equity as determined by the adjusted book value approach. This approach defines equity as the Company’s total asset value less its total liabilities, with assets and liabilities being adjusted to fair market value as defined below. The calendar year end audited financial statements of the Company will serve as the basis for the adjusted balance sheet for the valuation period ending December 31 in any year, and the second quarter financial statements of the Company as filed with U.S. Securities and Exchange Commission (the “SEC”), the Company’s Form 10-Q, or if the Company is not subject to the filing requirements of the 1934 Act, then its internal financial statements as prepared in accordance with generally accepted accounting principles consistent with the most recent audited financial statements of the Company, and after review by the Company’s independent auditor will serve as the basis for the adjusted balance sheet for the valuation period ending June 30 in any year.
It is anticipated that the primary adjustment required will be adjusting the value of the proved oil and gas properties, as shown on the financial statements, to their fair market value. The fair market value of the oil and gas properties will be based on internal reserve reports at NYMEX forward pricing with cash flows discounted at 10% (“PV-10”). Nymex forward pricing is applied as an arithmetic average for each year for which the forecast data is available. Should the Nymex data beyond year 10 exhibit a high variance from the trend due to older trades or other factors, then that data should be smoothed to honor the trend. Pricing beyond the Nymex dataset shall be held flat at the last price defined.
An annual adjustment factor shall be applied to LOE and capital forecasts. This adjustment factor for each year is equal to the weighted average rate of increase or decrease of the commodity prices relative to the prior year. Weighting is performed according to the proportion of revenue for that year. Natural gas liquids (NGL) revenue shall be combined with oil revenue for this calculation. No adjustment factor will be applied for years in which the weighted average adjustment factor is below zero unless and until the price of the commodity providing the majority of the forecasted revenue declines to a level more than 10% below its price from the first year. Additionally, no adjustment, positive or negative, will be applied beyond the point where that primary commodity reaches its final price.
From time to time, other adjustments to asset or liability values may be required. These adjustments will be listed separately with sufficient detail to support the adjustment. With regard to liabilities, and for purposes of the Plan, Restricted Stock Units, preferred stock, and any securities having similar features will be considered to be a liability. Adjustments as approved by the Committee will be final.
SECTION 2.11    “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization. Awards may only be granted with a Date of Grant of January 1st or July 1st, with the exception of the initial Awards issued under this Plan with a Date of Grant of March 12, 2012.
SECTION 2.12    “Disability” means the Participant is unable to continue employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Committee.
SECTION 2.13    “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.
SECTION 2.14    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
SECTION 2.15     “Participant” means an Eligible Employee to whom an Award has been granted by the Committee under the Plan.
SECTION 2.16    “Plan” means Chaparral Energy, Inc. Non-Officer Restricted Stock Unit Plan.
SECTION 2.17    “Restricted Stock Unit” means a restricted stock unit granted to an Eligible Employee under Article IV of the Plan. The Committee may in its discretion issue fractional Restricted Stock Units.
SECTION 2.18    “Restricted Stock Unit Value” shall be determined as follows: the value of one Restricted Stock Unit will be equivalent to the value of 2.185% (0.02185) of one share of Common Stock (which means one share of Common Stock is equivalent in value to 45.7591 Restricted Stock Units). The value of one share of Common Stock is defined as the Company Fair Market Value divided by the total number of outstanding shares of Common Stock. The ratio used to determine equivalent value as described above may be adjusted by the Committee in its discretion.
SECTION 2.19    “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.
ARTICLE III
ADMINISTRATION
SECTION 3.1    Administration of the Plan by the Committee. The Committee shall administer the Plan. The Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee.
Subject to the provisions of the Plan, the Committee shall have exclusive power to:
(a)    Select Eligible Employees to participate in the Plan.
(b)    Determine the time or times when Awards will be made to Eligible Employees.
(c)    Determine the form of an Award, the number of Restricted Stock Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement.

(d)    Determine whether Awards will be granted singly or in combination.
(e)    Accelerate vesting.
(f)    Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.
SECTION 3.2    Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.
ARTICLE IV
RESTRICTED STOCK UNITS
SECTION 4.1    Grant of Awards. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock Units to Eligible Employees. A Restricted Stock Unit entitles a Participant to receive payment of an amount equal to the Restricted Stock Unit Value on the applicable vesting date(s). Each Award of Restricted Stock Units shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve.
SECTION 4.2    Conditions of Restricted Stock Units.
(a)    Vesting Period. The Committee shall determine the employment and service requirements which shall apply to Restricted Stock Units granted under this Plan. Unless (i) vesting is accelerated as a result of involuntary termination of employment without Cause during the twelve-month period following the occurrence of a Change of Control Event or by the Committee as provided in the Participant’s Award Agreement, (ii) an Award with a shorter vesting schedule is approved by the Board or (iii) vesting is otherwise accelerated by the Committee, the Restricted Stock Units shall vest over a minimum three-year period, with up to one‑third of the Restricted Stock Units available for vesting on or after the first annual anniversary date of the Award and up to an additional one‑third of the Restricted Stock Units available for vesting on or after each of the second and third annual anniversary dates. Awards with a Date of Grant of July 1 shall have an anniversary date of July 1 and Awards with a Date of Grant of January 1 shall have an anniversary date of January 1, except for the initial Awards granted on March 12, 2012 which shall vest on January 1, 2013, January 1, 2014 and January 1, 2015.
(b)    No Rights as Shareholders. The holder of a Restricted Stock Unit Award shall have no voting rights and shall have no rights to receive dividends.
(c)    Nontransferability of Restricted Stock Unit Awards. The right to receive a payment pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, transfer, pledge, exchange, assignment, encumbrance, or garnishment by creditors of the holder of the Restricted Stock Unit Award or the holder’s beneficiary, except transfer by will or the laws of descent and distribution.
(d)    Compliance with Section 409(A) of the Code. It is intended that the Restricted Stock Unit Awards qualify for the “short-term deferral” exception from Section 409A of the Code. However, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Committee and contained in the Award Agreement evidencing such Restricted Stock Unit Award.
SECTION 4.3    Payment. Upon vesting, redemption of a Restricted Stock Unit Award is mandatory and will be paid in cash in the form of a lump sum. It is anticipated that the date of payment will be on or before April 15th for Awards that vest January 1st and on or before September 15th for Awards that vest July 1st, but in any event payment shall be no later than the 15th day of the third calendar month immediately following the end of the calendar year in which the applicable portion of the Restricted Stock Unit Award has vested. The Restricted Stock Unit Value used to determine the payment amount for Restricted Stock Units that have vesting dates from January 1 to June 30 will be based upon the valuation period ending on the immediately preceding December 31 and for Restricted Stock Units that have vesting dates from July 1 to December 31, will be based upon the valuation period ending on the immediately preceding June 30.
ARTICLE V
STOCK ADJUSTMENTS
In the event that the shares of Common Stock, as constituted on the Effective Date of the Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the Restricted Stock Units available under and subject to the Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination. Notwithstanding the foregoing, to the extent the Common Stock becomes listed on the New York Stock Exchange or other exchange or the Nasdaq/National Market System, the Board may, in its sole discretion, modify the Restricted Stock Units to be comparable to shares of Common Stock, resulting in the value of one Restricted Stock Unit being equal to the closing price of one share of Common Stock as reported by such stock exchange or exchanges or the Nasdaq/National Market System on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange or the Nasdaq/National Market System that day, on the next preceding day on which there was a sale of such Common Stock.

ARTICLE VI
GENERAL
SECTION 6.1    Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner.
SECTION 6.2    Termination of Employment; Termination of Service. Unless the Committee, in its sole discretion, accelerates all or a portion of an unvested Award in the event of an Eligible Employee’s death, Disability, or termination for an approved reason, all unvested Restricted Stock Units of such Eligible Employee shall be cancelled or forfeited upon a termination of such Eligible Employee’s employment with the Company, a Subsidiary, or an Affiliated Entity for any reason, except as provided in Sections 4.2(a) or 6.4.
SECTION 6.3    Withholding Taxes. Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.
SECTION 6.4    Change of Control. Notwithstanding any other provision in this Plan to the contrary, Awards granted under the Plan to any Eligible Employee will be immediately vested, fully earned and exercisable in the event of a Participant’s involuntary termination of employment without Cause within the twelve-month period immediately following the occurrence of a Change of Control Event.
SECTION 6.5    Amendments to Awards. Subject to the limitations of the Plan, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently vested, to the extent it deems appropriate. However, amendments that result in a decrease in the number of Restricted Stock Units awarded (except by operation of Article V), an extension of the vesting period, or that are otherwise adverse to the Participant, shall require the Participant’s consent.
SECTION 6.6    Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.
SECTION 6.7    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.
SECTION 6.8    Death of a Participant. In the event of the death of a Participant before payment of the Award has been made, that portion of the Award which is then vested, if any, shall be paid to the beneficiary designated by the Participant on a form provided by the Committee, and if there is no such designation, then, payment will be paid to the Participant’s estate.
SECTION 6.9    Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
SECTION 6.10    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable Federal law.
SECTION 6.11    No Trust or Fund Created. Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.
Approved by the Executive Committee this 12th day of March, 2012.

/s/ Mark A. Fischer
Mark A. Fischer, President and CEO

/s/ K. Earl Reynolds
K. Earl Reynolds, COO and EVP

/s/ Joseph O. Evans
Joseph O. Evans, CFO and EVP